Exhibit 2.2

ASSET PURCHASE AGREEMENT

This Agreement is made as of January 11, 2017 between

Patient Home Monitoring Corp.,
a corporation existing under the laws of the Province of British Columbia (the “Vendor”)

and

Viemed Healthcare, Inc.,
a corporation existing under the laws of the Province of British Columbia, and wholly owned subsidiary of the Vendor (the “Purchaser”, and together with the Vendor, the “Parties”)

RECITALS

A.          Pursuant to a series of transactions, including those completed by the Share Purchase Agreement dated as of the date hereof between PHM Logistics Corporation (“PHML”) and U.S. Holdco (as defined below) (the “U.S. Holdco Purchase Agreement”), prior to the Effective Time, the Vendor shall become the registered and beneficial owner of the Purchased Shares.

B.          The Vendor wishes to sell and the Purchaser wishes to acquire the Purchased Shares, as at the Effective Time, in consideration for the issuance to the Vendor of the Issued Shares.

C.          The purchase and sale of the Purchased Shares is being conducted in connection with a reorganization of the Vendor by way of a Plan of Arrangement (the “Arrangement”) under section 288 of the Business Corporations Act (British Columbia) to be completed pursuant to the terms of an Arrangement Agreement between the Vendor and the Purchaser dated as of the date hereof (the “Arrangement Agreement”).

For value received, the Parties agree as follows.

SECTION 1 – INTERPRETATION

1.1	Definitions.

In this Agreement:

(a)	“Agreement” means this asset purchase agreement, as amended, supplemented or restated from time to time, and all schedules to this agreement.

(b)
“Applicable Law”, means, in respect of any Person, property, transaction, event or other matter, any present or future law, statute, regulation, code, ordinance, principle of common law or equity, municipal by-law, treaty or Order, domestic or foreign, applicable to that Person, property, transaction, event or other matter and, whether or not having the force of law, all applicable requirements, requests, official directives, rules, consents, approvals, authorizations, guidelines and policies of any Governmental Authority having or purporting to have authority over that Person, property, transaction, event or other matter and regarded by such Governmental Authority as requiring compliance.

(c)
“Business” means the business of providing healthcare services for sleep apnea sufferers and chronic respiratory failure patients and providing home based sleep apnea diagnosis for sleep apnea sufferers as now conducted by the Corporations.

(d)	“Business Day” means a day, other than a Saturday, Sunday or statutory holiday, when banks are generally open in the State of Louisiana for the transaction of banking business.

(e)	“Closing Date” means one Business Day prior to the effective date of the Arrangement, or such other date as may be agreed by the Parties.

(f)
“Consent” means any consent, approval, permit, waiver, ruling, exemption or acknowledgement from any Person (other than U.S. Holdco or the Corporations) which is provided for or required in respect of or pursuant to the terms of any contract in connection with the sale of the Purchased Shares to the Purchaser on the terms contemplated in this Agreement, to permit U.S. Holdco and the Corporations to carry on the Business after the Closing Date or which is otherwise necessary to permit the Parties to perform their obligations under this Agreement.

(g)	“Corporations” means Sleep Management, L.L.C. and Home Sleep Delivered, L.L.C., each a limited liability company subsisting under the laws of the State of Louisiana, USA.

(h)	“Effective Time” means such time on the Closing Date as may be agreed by the Parties.

(i)
“Encumbrance” means any charge, mortgage, lien, pledge, claim, restriction, security interest or other encumbrance whether created or arising by agreement, statute or otherwise at law, attaching to property, interests or rights and shall be construed in the widest possible terms and principles known under the law applicable to such property, interests or rights.

(j)
“Good Standing”, when used in reference to a corporation or limited liability company, denotes that such corporation or limited liability company has not been discontinued or dissolved under the laws of its incorporating or organizing jurisdiction, that no steps or proceedings have been taken to authorize or require such discontinuance or dissolution and that such corporation or limited liability company has submitted all notices or returns of corporate or limited liability company information and all other filings required by Applicable Law to be submitted by it to any Governmental Authority.

(k)
“Governmental Authority” means any domestic or foreign government, including any federal, provincial, state, territorial or municipal government, and any government department, body, ministry, agency, tribunal, commission, board, court, bureau or other authority exercising or purporting to exercise executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

(l)
“Issued Shares” means such number of common shares of the Purchaser as is equal to the number of common shares of the Purchaser which the Vendor shall distribute to the shareholders of the Vendor pursuant to the Arrangement, less the number of common shares of the Purchaser currently held by the Vendor.

(m)
“Licence” means any licence, permit, authorization, approval or other evidence of authority issued or granted to, conferred upon, or otherwise created for, the Corporations by any Governmental Authority.

(n)	“Order” means any order, directive, judgment, decree, injunction, decision, ruling, award or writ of any Governmental Authority.

(o)	“Ordinary Course of Business” means the ordinary and usual course of the routine daily affairs of the applicable Person’s business, consistent with past practice.

(p)
“Person” is to be broadly interpreted and includes an individual, a partnership, a corporation, a trust, a joint venture, any Governmental Authority or any incorporated or unincorporated entity or association of any nature and the executors, administrators, or other legal representatives of an individual in such capacity.

(q)	“Purchase” means the transaction of purchase and sale of the Purchased Shares contemplated by this Agreement.

(r)	“Purchased Shares” means 100% of the issued and outstanding shares of common stock of U.S. Holdco.

(s)
“Regulatory Approval” means any approval, consent, ruling, authorization, notice, permit or acknowledgement that may be required from any Person pursuant to Applicable Law or under the terms of any Licence or the conditions of any Order in connection with the sale of the Purchased Shares to the Purchaser on the terms contemplated in this Agreement, to permit U.S. Holdco and the Corporations to carry on the Business after the Closing Date or which is otherwise necessary to permit the Parties to perform their obligations under this Agreement.

(t)	“U.S. Holdco” means Viemed, Inc., a corporation existing under the laws of the State of Delaware.

SECTION 2 – PURCHASE AND SALE

2.1
Purchased Shares. Subject to the terms and conditions of this Agreement, the Vendor agrees to sell and the Purchaser agrees to purchase all right, title and interest of the Vendor in and to the Purchased Shares as of the Effective Time.

2.2
Purchase Price. The purchase price for the Purchased Shares is the fair market value of such shares as of the Effective Time, which the Parties have determined to be equal to the fair market value of the Issued Shares received on the transaction contemplated herein (“Purchase Price”).

2.3
Payment of Purchase Price. The Purchaser shall satisfy the Purchase Price for the Purchased Shares by issuing to the Vendor the Issued Shares, such shares to be issued as fully paid and non-assessable.

2.4
Accounts Receivable.  The Vendor agrees to assign to the Purchaser, as of the Effective Time, a 50% interest in the proceeds from any accounts receivable of the Vendor which are outstanding as of the date of this Agreement, or which become payable to the Vendor following the date of this Agreement or following the Effective Time but relate to any period prior to the Effective Time, and which are in respect of tax refunds, credits or rebates. The Vendor may discount from any amount payable to the Purchaser pursuant to this Section 2.4 any reasonable collection costs of such accounts receivable collected or the reasonable and documented professional costs associated with obtaining a tax refund, credit or rebate.  Within 15 Business Days of receiving payment of any such accounts receivable, the Vendor will provide a written notice to the Purchaser setting forth the Vendor’s calculation of the amount payable to the Purchaser made in accordance with Section 2.5. Except as provided above, as of and from the Effective Time, each of the Vendor, the Purchaser, U.S. Holdco and the Corporations shall retain their interests in all accounts receivable payable to them.

2.5	Procedure for Determination of Payments. The Parties shall follow the following rules and procedures to determine all amounts payable pursuant to Section 2.4:

(a)
any notice provided by the Vendor pursuant to Section 2.4 (a “Payment Notice”) shall include sufficient detail, and the Vendor shall provide all records, supporting documents and working papers, necessary to support the calculations provided therein;

(b)
upon receipt by the Purchaser of a Payment Notice, the Purchaser shall have 15 Business Days from the date of receipt of the Payment Notice (the “Dispute Period”) to review and provide any objections to the methods, calculations or other determinations made in the Payment Notice by providing written notice (a “Notice of Objection”) to the Vendor setting forth a detailed statement of the basis of the Purchaser’s objections and each amount in dispute;

(c)
if the Purchaser delivers a Notice of Objection, the Parties shall work expeditiously and in good faith in an attempt to resolve such objections within 10 Business Days following the date of delivery of the Notice of Objection.  Failing resolution of any objection raised by the Purchaser, the dispute shall be submitted for determination to an independent firm of chartered professional accountants or independent firm of certified public accountants mutually agreed upon by the Parties.  Such firm of chartered professional accountants or certified public accountants shall be entitled to retain valuators, appraisers or other experts to assist them in making a determination as to fair market value.  The determination of such firm shall be final and binding upon the Parties and shall not be subject to appeal, absent manifest error.  The Parties acknowledge and agree that such firm are deemed to be acting as experts for the purpose of determining the merits of the Notice of Objection and not as arbitrators;

(d)
if the Purchaser does not deliver a Notice of Objection within the Dispute Period, it is deemed to have accepted and approved the Payment Notice, effective the next Business Day following the end of the Dispute Period;

(e)
upon a final determination under this Section 2.5 of an amount owing pursuant to Section 2.4, the Vendor shall be required to make payment within 10 Business Days from the date of such final determination; and

(f)
the Vendor and the Purchaser shall each bear their own fees and expenses, including the fees and expenses of their respective advisors, in preparing or reviewing, as the case may be, Payment Notices and Notices of Objections.  In the case of a dispute and the retention of a firm of chartered professional accountants to determine such dispute as contemplated by Section 2.5(c), the costs and expenses of such firm of chartered professional accountants shall be borne equally by the Vendor and the Purchaser.  However, the Vendor and the Purchaser shall each bear their own costs in presenting their respective cases to such firm of chartered professional accountants.

2.6
Section 85 Election.  The Parties shall jointly execute and the Vendor may, in its sole discretion, file, within the time referred to in subsection 85(6) of the Income Tax Act (Canada) (the “ITA”) (or at such later time as permitted by the ITA), an election in prescribed form under subsection 85(1) of the ITA (and the corresponding provisions of any relevant provincial tax laws) electing to effect the transfer of the Purchased Shares and the interests in the accounts receivable described in Section 2.4 at the lesser of: (a) the fair market value of each such property as of the Effective Time, and (b) such other amount as may be determined by the Vendor that falls within the parameters set out in subsection 85(1) of the ITA (and any corresponding provisions of any relevant provincial tax laws).

SECTION 3 – CLOSING

3.1	Closing. The completion of the Purchase shall take place at the Effective Time at such address as the Parties may agree.

3.2
Closing Procedures. Subject to the satisfaction or waiver by the relevant Party of the conditions of closing set forth in Section 6, at the completion of the Purchase, the Vendor and the Purchaser shall each deliver to the other Party, a certificate or certificates representing the Purchased Shares and the Issued Shares, respectively, duly endorsed for transfer.

SECTION 4 – REPRESENTATIONS AND WARRANTIES OF VENDOR

The Vendor represents and warrants to the Purchaser, and acknowledges that the Purchaser is relying on the accuracy of each such representation and warranty in entering into this Agreement and completing the Purchase, that effective as of the date of this Agreement and as of the Closing Date:

4.1	Share Capital.

(a)
Authorized and Issued Share Capital of U.S. Holdco.  The authorized capital of U.S. Holdco consists of 100 shares of common stock of which 100 shares have been duly issued in accordance with Applicable Law and are outstanding as fully paid and non-assessable shares in the capital of U.S. Holdco. No securities of the U.S. Holdco have been issued in violation of any Applicable Law, the certificate of incorporation, by-laws or other constating documents of U.S. Holdco or the terms of any shareholders’ agreement or any agreement to which U.S. Holdco is a party or by which it is bound. U.S. Holdco has not issued or authorized the issue of any shares except the Purchased Shares;

(b)
Authorized and Issued Share Capital of the Corporations.  The authorized capital of the Corporations consists of: (i) an unlimited amount of membership interests of Sleep Management, L.L.C., of which all such membership interests are held by PHML, an indirect wholly-owned subsidiary of the Vendor, and have been duly issued in accordance with Applicable Law and are outstanding as fully paid and non-assessable membership units; and (ii) 1,000,000 units of Home Sleep Delivered, L.L.C., of which 100 units have been duly issued to PHML in accordance with Applicable Law and are outstanding as fully paid and non-assessable units. No securities of the Corporations have been issued in violation of any Applicable Law, the constating documents of the Corporations or the terms of any shareholders’ agreement or any agreement to which either of the Corporations is a party or by which it is bound;

(c)
Title to Purchased Shares. At the Effective Time, the Vendor shall have a valid right, title and interest in and to, and legally and beneficially own and control, the Purchased Shares with a good and marketable title thereto free and clear of any liens, pledges, mortgages, charges, Encumbrances and other security interests, adverse claims or claims of others;

(d)
Title to Shares/Units of the Corporations.  At the Effective Time, U.S. Holdco shall have a valid right, title and interest in and to, and legally and beneficially own and control, all of the issued and outstanding equity interests of the Corporations, with a good and marketable title thereto free and clear of any liens, pledges, mortgages, charges, Encumbrances and other security interests, adverse claims or claims of others;

(e)
No Other Purchase Agreement.  Except as contemplated herein, no Person or third party has any agreement, option, understanding or commitment, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, option or commitment, including a right of conversion or exchange attached to convertible securities, warrants or convertible obligations of any nature, for:

1)
the purchase, subscription, allotment or issuance of, or conversion into, any of the unissued shares, units or other equity interests in the capital of the Corporations or U.S. Holdco or any securities of the Corporations or U.S. Holdco;

2)	the purchase or other acquisition from the Vendor of any of the Purchased Shares; or

3)	the purchase or other acquisition from U.S. Holdco or the Corporations of any of their undertaking, property or assets, other than in the Ordinary Course of Business;

There are no restrictions of any kind on the transfer of any of the Purchased Shares except those set out in the certificate of incorporation or bylaws of U.S. Holdco;

(f)
No Order or Injunction.  There is not now any order, injunction, decree, statute, rule, regulation, agreement or other instrument binding upon the Vendor that shall be violated by the execution and delivery of this Agreement or shall prevent the performance or satisfaction by the Vendor of any term or condition contained in this Agreement;

(g)
Approvals.  All governmental, regulatory, corporate and other consents and approvals necessary or appropriate required by the Vendor, U.S. Holdco or the Corporations in respect of the transfer of the Purchased Shares and the interests in the accounts receivable described in Section 2.4 have been obtained or shall have been obtained as of the Effective Time;

4.2	Corporate Matters

(a)
Status and Capacity of Vendor.  The Vendor has been duly incorporated and organized and is a subsisting corporation in Good Standing under the laws of the British Columbia. The Vendor has the corporate power and capacity to own and to dispose of the Purchased Shares and the interests in the accounts receivable described in Section 2.4 and to execute and deliver this Agreement and to consummate the Purchase and otherwise perform its obligations under this Agreement;

(b)
Status and Capacity of U.S. Holdco and the Corporations.  U.S. Holdco and each of the Corporations has been duly incorporated and organized, as applicable, is a subsisting corporation or limited liability company in Good Standing under the laws of its state of organization, and has the corporate or limited liability company power and capacity to own or lease its property and to carry on its business as now carried on in each jurisdiction in which it owns or leases property or carries on business;

(c)
Qualification of the Corporations.  U.S. Holdco and each of the Corporations is registered, licenced or otherwise qualified to carry on business and to own and operate its assets under the laws of each jurisdiction in which the nature of the Business or the character, ownership or operation of its assets makes such registration, licensing or qualification necessary under Applicable Law;

(d)
Authority of Vendor. The execution and delivery of this Agreement and the consummation of the transactions contemplated therein have been duly and validly authorized by all necessary corporate action on the part of the Vendor; and

(e)
Enforceability.  This Agreement has been duly and validly executed and delivered by the Vendor, is a legal, valid and binding obligation of the Vendor and is enforceable against the Vendor in accordance with its terms, subject to limitations on enforceability under applicable bankruptcy, insolvency, reorganization and other similar laws or rules of practice and procedure relating to or affecting the enforcement of creditors’ rights generally and subject to general principles of equity.

SECTION 5 – REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser represents and warrants to the Vendor, and acknowledges that the Vendor is relying on the accuracy of each such representation and warranty in entering into this Agreement and completing the Purchase, that effective as of the date of this Agreement and as of the Closing Date:

5.1
Status. The Purchaser has been duly incorporated and organized and is a subsisting corporation in Good Standing under the laws of British Columbia and has full corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement;

5.2
Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated therein have been duly and validly authorized by all necessary corporate action on the part of the Purchaser;

5.3
Enforceability. This Agreement has been duly and validly executed and delivered by the Purchaser, is a legal, valid and binding obligation of the Purchaser and is enforceable against the Purchaser in accordance with its terms, subject to limitations on enforceability under applicable bankruptcy, insolvency, reorganization and other similar laws or rules of practice and procedure relating to or affecting the enforcement of creditors’ rights generally and subject to general principles of equity;

5.4
No Order or Injunction.  There is not now any order, injunction, decree, statute, rule, regulation, agreement or other instrument binding upon the Purchaser that shall be violated by the execution and delivery of this Agreement or shall prevent the performance or satisfaction by the Purchaser of any term or condition contained in this Agreement; and

5.5
Approvals. All governmental, regulatory, corporate and other consents and approvals necessary or appropriate required by the Purchaser in respect of the transfer of the Purchased Shares and the interests in the accounts receivable described in Section 2.4 have been obtained.

SECTION 6 – CONDITIONS

6.1
Purchaser’s Conditions.  The obligations of the Purchaser under this Agreement are subject to the conditions set out in this 6.1, which are for the exclusive benefit of the Purchaser and all or any of which may be waived, in whole or in part, by the Purchaser in its sole discretion by notice given to the Vendor.  The Vendor shall take all actions, steps and proceedings as are reasonably within its control to cause each of such conditions to be fulfilled or performed at or before the time specified for closing:

(a)
Truth of Representation and Warranties.  All representations and warranties of the Vendor contained in this Agreement shall have been true in all material respects, except for representations and warranties that contain a materiality qualification which shall be true in all respects, as of the date of this Agreement and shall be true in all material respects, except for representations and warranties that contain a materiality qualification, which shall be true in all respects, as of the Closing Date with the same effect as though made on and as of that date (except to the extent that any representation or warranty is affected by the occurrence of events or transactions expressly contemplated and permitted by this Agreement, or otherwise consented to in writing by the Purchaser);

(b)
Vendor’s Obligations.  The Vendor shall have performed each of its obligations under this Agreement to the extent required to be performed on or before the Closing Date, including delivery of all documents, instruments and other items specified elsewhere in this Agreement;

(c)	Adverse Proceedings. No action or proceeding shall be pending or threatened which could reasonably be expected to enjoin, impair or prohibit the completion of the Purchase;

(d)
Concurrent Transactions.  Prior to the completion of the Purchase, (i) the transactions contemplated by the U.S. Holdco Purchase Agreement shall have completed, including, without limitation, the transfer of the Purchased Shares by U.S. Holdco to the Vendor, and (ii) all conditions precedent to the transactions contemplated by the Arrangement Agreement, other than the Purchase, shall have been satisfied or waived by the applicable parties thereto;

(e)
Corporate Action.  All appropriate action of the directors, shareholders and officers of U.S. Holdco and the Vendor shall have been taken and all requisite consents and approvals shall have been obtained to transfer the Purchased Shares to the Purchaser; and

(f)	Approvals, Consents, etc. All Regulatory Approvals and Consents shall have been received and shall be absolute or on terms reasonably acceptable to the Purchaser.

6.2
Vendor’s Conditions. The obligations of the Vendor under this Agreement are subject to the conditions set out in this 6.2 which are for the exclusive benefit of the Vendor and all or any of which may be waived, in whole or in part, by the Vendor in its sole discretion by notice given to the Purchaser.  The Purchaser shall take all actions, steps and proceedings as are reasonably within its control to cause each of such conditions to be performed at or before the time specified for closing:

(a)
Truth of Representation and Warranties.  All representations and warranties of the Purchaser contained in this Agreement shall have been true in all material respects, except for representations and warranties that contain a materiality qualification, which shall be true in all respects, as of the date of this Agreement and shall be true in all material respects, except for representations and warranties that contain a materiality qualification, which shall be true in all respects, as of the Closing Date with the same effect as though made on and as of that date (except to the extent that any representation or warranty is affected by the occurrence of events or transactions expressly contemplated and permitted by this Agreement, or otherwise consented to in writing by the Vendor);

(b)	Purchaser’s Obligations. The Purchaser shall have performed each of its obligations under this Agreement to the extent required to be performed on or before the Closing Date;

(c)	Adverse Proceedings. No action or proceeding shall be pending or threatened which could reasonably be expected to enjoin, impair or prohibit the completion of the Purchase;

(d)
Concurrent Transactions.  Prior to the completion of the Purchase, (i) the transactions contemplated by the U.S. Holdco Purchase Agreement shall have been completed, (ii) the Purchased Shares shall have been transferred to the Vendor, and (iii) all conditions precedent to the transactions contemplated by the Arrangement Agreement, other than the Purchase, shall have been satisfied or waived by the applicable parties thereto; and

(e)	Approvals, Consents, etc. All Regulatory Approvals and Consents shall have been received and shall be absolute or on terms reasonably acceptable to the Vendor.

SECTION 7 – GENERAL

7.1
Further Assurances. The Vendor and the Purchaser shall, from time to time, both before and after the Effective Time, execute and deliver or cause to be executed and delivered to the other such documents and further assurances as may, in the reasonable opinion of the other, be necessary or advisable to give effect to this Agreement.

7.2
Entire Agreement and Counterparts. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior negotiations and understandings. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument and all of which together shall be considered one and the same agreement, and shall become effective when counterparts, which together contain the signatures of each Party, shall have been delivered to the Parties.

7.3	Time. Time shall be of the essence of this Agreement.

7.4
Assignment and Benefit. This Agreement shall not be assigned by either Party without the written consent of the other and shall enure to the benefit of and be binding upon the Parties and their respective heirs, executors, administrators, successors and permitted assigns.

7.5
Governing Law. This Agreement, including all exhibits and schedules and all documents or instruments delivered in connection herewith, and all disputes among the Parties under this Agreement, shall be governed by, and construed and enforced in accordance with and decided pursuant to, the laws of the Province of British Columbia, without regard to any jurisdiction's conflicts or choice of law provisions.

7.7
Notices. Unless otherwise specified, each notice to a Party must be given in writing and delivered personally or by courier, sent by prepaid registered mail or electronic tranmission to the Party as follows:

If to the Vendor:

Name:	Patient Home Monitoring Corp.
Address:	c/o McMillan LLP
Brookfield Place, Suite 4400
181 Bay Street
Toronto, Ontario M5J 2T3
Attention:	Roger Greene
Email:	rsg@canparcap.com

If to the Purchaser:

Name:	Viemed Healthcare, Inc.
Address:	202 N. Luke Street
Lafayette, Louisiana 70506
Attention:	Casey Hoyt
Email:	choyt@viemed.com

or to any other address, email or Person that the Party designates.  Any notice, if delivered personally or by courier, shall be deemed to have been given when actually received, if by electronic transmission before 3:00 p.m. (Toronto time) on a Business Day, shall be deemed to have been given on that Business Day, and if by electronic transmission after 3:00 p.m. (Toronto time) on a Business Day, shall be deemed to have been given on the Business Day after the date of the transmission.

7.8
Survival. Survival. The representations and warranties in this Agreement or in any document delivered hereunder shall survive the closing of the transaction of purchase and sale contemplated by this Agreement for a period of two years.

IN WITNESS WHEREOF the Parties have executed this Agreement on the date first above written.

PATIENT HOME MONITORING CORP.

By:	/s/ Gregory J. Crawford
Name:	Gregory J. Crawford
Title:	Chief Operating Officer

VIEMED HEALTHCARE, INC.

By:	/s/ Casey Hoyt
Name:	Casey Hoyt
Title:	CEO